Exhibit 99.1

MPG Completes Strategic Acquisition of Brillion Iron Works

Southfield, Mich. – September 02, 2016 – Metaldyne Performance Group Inc. (NYSE: MPG), a leading provider of highly engineered components for use in powertrain and suspension applications for the global light, commercial and industrial vehicle markets, has announced the strategic acquisition of Brillion Iron Works, a business unit of Accuride Corporation (NYSE: ACW), effective September 2, 2016.

The acquisition of Brillion, Wis.-based Brillion Iron Works, which specializes in the casting design and production of gray, ductile and austempered ductile iron products, complements MPG’s existing casting business and capacity. MPG manufactures gray and ductile iron castings and machines iron, aluminum and steel components for the transportation and industrial markets.

“MPG has completed 10 acquisitions over the past decade and we have successfully integrated all of them,” said George Thanopoulos, Chief Executive Officer of MPG. “Our customers are very supportive of this bolt-on transaction given our successful history of acquisitions and the current depressed state of the Industrial and Heavy Truck markets.”

About MPG

MPG is a leading provider of highly engineered lightweight components for use in powertrain and suspension applications for the global light, commercial and industrial vehicle markets. MPG produces these precision components and modules using complex metal-forming manufacturing technologies and processes for a global customer base of vehicle OEMs and Tier I suppliers. MPG's metal-forming manufacturing technologies and processes include aluminum die casting, forging, iron casting and powder metal forming as well as advanced machining and assembly. Headquartered in Southfield, Michigan, MPG has a global footprint spanning more than 60 locations in 13 countries across North and South America, Europe and Asia with approximately 12,000 employees.   For more information, visit www.mpgdriven.com.

Contact Information:

Media

Erin Millerschin

The Millerschin Group

(248) 276-1970 (office)

(248) 701-5828 (cell)

emillerschin@millerschingroup.com

Investors

David Gann

MPG

Vice President, Investor Relations & Communications

(248) 727-1841

dgann@mpgdriven.com